Execution Version
TAX RECEIVABLE TERMINATION AGREEMENT
This Tax Receivable Termination Agreement (this “Agreement”) is entered into as of November 14, 2020, by and among Foundation Building Materials, Inc., a Delaware corporation (the “Company”), and LSF9 Cypress Parent 2 LLC, a Delaware limited liability company (“TRA Holder”) (collectively, the “Parties”).
RECITALS
WHEREAS, the Company and TRA Holder entered into that certain Tax Receivable Agreement, dated as of February 8, 2017 (the “TRA”);
WHEREAS, the Company, ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Flag Merger Sub, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of November 14, 2020 (the “Merger Agreement”);
WHEREAS, the Company expects to undergo a Change of Control upon the closing of the transactions contemplated by the Merger Agreement;
WHEREAS, pursuant to Section 4.01(d) of the TRA, upon a Change of Control, TRA Holder is entitled to receive an Early Termination Option notice and, at the election of TRA Holder, terminate the TRA and receive certain amounts that will become payable to TRA Holder, including an Early Termination Payment and certain other amounts;
WHEREAS, TRA Holder agrees to waive its right to receive an Early Termination Option Notice and agrees to terminate the TRA and accept payment of the Termination Payment (as defined below) in full satisfaction of all amounts to which it is entitled under the TRA (including, without limitation, the Early Termination Payment and the other amounts it is entitled to receive) and, upon receipt of the Termination Payment (as defined below) further agrees to release the Company from all further obligations under the TRA, as specified in this Agreement;
WHEREAS, pursuant to Section 7.08(b) of the TRA, the Parties further desire to terminate the TRA pursuant to its terms this Agreement, and provide for the full satisfaction of all amounts payable by the Company or any of its Affiliates under the TRA and the release of the Company and its Affiliates, including Parent, from all further obligations under the TRA.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
1.Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the TRA.

2.TRA Acceleration. The Parties agree that the consummation of the transactions contemplated by the Merger Agreement will give rise to a “Change of Control” as defined in the TRA (such Change of Control, the “MA Change of Control”), and that the TRA Holder has elected (a) to waive its right to receive an Early Termination Option Notice, (b) to irrevocably terminate the TRA and (c) to accept payment of the Termination Payment in full satisfaction of all amounts to which it is entitled under the TRA, including, without limitation, the Early Termination Payment and the other amounts it is entitled to receive. The Parties agree that, notwithstanding anything to the contrary contained in the TRA and without any further action on the part of any person (including, without limitation, the Parties), upon payment of the Termination Payment (defined below), the TRA shall be irrevocably terminated in its entirety and shall be of no further force or effect, and thereafter no Party shall have any further obligations or rights under the TRA other than those obligations or rights set forth in this Agreement.
3.Payment. The Parties agree that the Company shall make a payment to the TRA Holder on the Closing Date (as such term is defined in the Merger Agreement) and immediately after the Effective Time (as such term is defined in the Merger Agreement), calculated using the spreadsheet entitled “FBM LITP Payout Calculation” provided to Parent on November 13, 2020, a summary example of the output of which is attached hereto as Annex A (such spreadsheet, the “Calculation Spreadsheet”) (solely updating, for the avoidance of doubt, (A) the dates, percentages and amounts described in cells D4, D5, D6, and D16 of the “Summary” tab of such spreadsheet with (1) (in cell D4) the actual Closing Date, (2) (in cell D5) the actual LIBOR rate for the month in which the Closing Date occurs (determined in a manner consistent with the definition of LIBOR in the TRA), (3) (in cell D6) the actual accrued Hudson asset management fees, and (4) (in cell D16) whether the Tax Benefit Payment for the 2019 Taxable Year (as such term is defined in the TRA) has been paid in the ordinary course of business as of the Closing Date and (B) the amounts set forth in cells E20 through R20 of the “TRA Buyout Calc (ex LTIP)” tab to reflect asset dispositions in 2019 or 2020 (such inputs, as updated as of the Closing Date, the “Closing Date Inputs”)) (such payment, the “Termination Payment”); provided, that the Termination Payment (calculated in accordance with the foregoing assumptions) shall be reduced to the extent required so that the amount listed in cell D18 of the “Summary” tab of the Calculation Spreadsheet will not exceed $84,643,870. For the avoidance of doubt, (1) the “Total TRA Buyout” amount listed in cell D13 of the “Summary” tab of the Calculation Spreadsheet does not include the Tax Benefit Payment for the 2019 Taxable Year (as such term is defined in the TRA) (which is currently expected to be paid prior to the Closing Date) and (2) the Termination Payment shall be calculated using a tax rate of 26%. Prior to the Closing (as such term is defined in the Merger Agreement), TRA Holder shall provide to the Company the bank account information where the Termination Payment shall be sent by wire transfer. TRA Holder hereby waives its right to receive any schedules, notices and documentation described in Article II or Article IV of the TRA relating to the calculation and payment of any Termination Payment. Upon receipt by TRA Holder of the Termination Payment, (a) no Party shall have any further obligation under the TRA to the other Party or any other person claiming through such other Party on account of such other Party’s interest in the TRA, (b) TRA Holder hereby accepts the Termination Payment in full satisfaction of any and all amounts to which TRA Holder was, is or would be entitled under the TRA and (c) each Party releases, remises and forever discharges the other Party, its Affiliates, including Parent, and its and their respective successors, shareholders, directors, officers and employees from (i) any obligation under the TRA and (ii) any claims with respect to, in connection with, or arising out of, the calculation, determination or amount of the Termination Payment or any other amount paid under the TRA prior to the date of this Agreement, in each case, except for TRA Holder’s right to receive its Termination Payment as established pursuant to this Agreement.
4.Agreement Termination. This Agreement shall terminate and be of no force and effect upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms or (b) the occurrence of a Change of Control (other than the MA Change of Control). For the avoidance of doubt, the termination of this Agreement shall not by itself constitute a termination of the TRA.
5.Representations and Warranties of the Company. The Company represents and warrants to TRA Holder as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
(a)Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
(b)Non-contravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of the Company, (ii) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.
(c)No Additional Representations. The Company acknowledges that no Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding TRA Holder furnished or made available to the Company and its representatives except as expressly set forth in this Agreement or the Merger Agreement.

6.Representations and Warranties of TRA Holder. TRA Holder and warrants to the Company as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
(a)Authorization of Transaction. TRA Holder has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by TRA Holder of this Agreement and the performance by TRA Holder of this Agreement and the consummation by TRA Holder of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of TRA Holder. This Agreement has been duly and validly executed and delivered by TRA Holder and constitutes its valid and binding obligation, enforceable against TRA Holder in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
(b)Entitlement to Payment. TRA Holder is the record and beneficial owner of, and is entitled to the amount of, the Termination Payment, free and clear of all liens and encumbrances.
(c)Non-contravention. Neither the execution and delivery by TRA Holder of this Agreement, nor the consummation by TRA Holder of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of TRA Holder, (ii) require on the part of TRA Holder any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TRA Holder or any of its properties or assets.
(d)No Additional Representations. TRA Holder acknowledges that no Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to TRA Holder and its representatives except as expressly set forth in this Agreement or the Merger Agreement.
7.Third Party Beneficiary; Assignment. The Parties agree that Parent is an express third party beneficiary of this Agreement and this Agreement is enforceable by Parent in all respects. None of the provisions of this Agreement may be amended, modified or otherwise adjusted, and this Agreement may not be terminated other than pursuant to Paragraph 4 or waived in any respect, by any Party without the prior written consent of Parent (which consent may be withheld by Parent in its sole discretion). Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, directly or indirectly, in whole or in part (whether by operation of law or otherwise) without the prior written consent of Parent. This Agreement is not intended to and does not confer upon any person (other than the Parties and Parent) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
9.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
10.Entire Agreement. The Merger Agreement, the TRA and this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
11.Further Assurances. If any Party reasonably determines or is reasonably advised that any further instruments, actions, or things are necessary or desirable to carry out the terms of this Agreement, each Party shall execute and deliver such instruments, perform all such actions and provide all such things reasonably necessary and proper to carry out the terms of this Agreement.
[Signature Page Follows]

IN WITNESS THEREOF, the undersigned has executed this Agreement as of the day and year first above written.
COMPANY:
FOUNDATION BUILDING MATERIALS, INC.
By: /s/ Richard Tilley
Name:    Richard Tilley
Title:    Vice President, General Counsel and
Secretary
[Signature Page to TRA Termination Agreement]

TRA HOLDER:
LSF9 CYPRESS PARENT 2 LLC
By: /s/ Rafael Colorado
Name:    Rafael Colorado
Title:    President
[Signature Page to TRA Termination Agreement]